Exhibit 99.1

News Release

Puma Biotechnology Announces $10 Million Private Placement

LOS ANGELES, Calif., March 10, 2022 - Puma Biotechnology, Inc. (the Company) (Nasdaq: PBYI), a biopharmaceutical company, announced that it has entered into a securities purchase agreement with Alan H Auerbach, the Company’s Chief Executive Officer, President and Chairman of the Board, as well as a fund of Athyrium Capital Management, LP, a specialized asset management company focused on opportunities in the global healthcare sector, in connection with the sale in a private placement of 3,584,228 shares of common stock at a purchase price of $2.79 per share, which was the closing price of the common stock on the Nasdaq Global Select Market on the date of the securities purchase agreement. Gross proceeds to the Company will be approximately $10 million before deducting any offering expenses. The Company plans to use the net proceeds from the private placement primarily for general corporate purposes.

The private placement is expected to close on March 10, 2022, subject to the satisfaction of customary closing conditions. Additional details regarding the private placement will be included in a Form 8-K to be filed by the Company with the Securities and Exchange Commission (SEC).

The shares of common stock being sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable in connection with the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Puma Biotechnology

Puma Biotechnology, Inc. is a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. The Company in-licenses the global development and commercialization rights to PB272 (neratinib, oral), PB272 (neratinib, intravenous) and PB357. Neratinib, oral was approved by the U.S. Food and Drug Administration (FDA) in 2017 for the extended adjuvant treatment of adult patients with early stage HER2-overexpressed/amplified breast cancer, following adjuvant trastuzumab-based therapy, and is marketed in the United States as NERLYNX® (neratinib) tablets. In February 2020, NERLYNX was also approved by the FDA in combination with capecitabine for the treatment of adult patients with advanced or metastatic HER2-positive breast cancer who have received two or more prior anti-HER2-based regimens in the metastatic setting. NERLYNX was granted marketing authorization by the European Commission in 2018 for the extended adjuvant treatment of adult patients with early stage hormone receptor-positive HER2-positive overexpressed/amplified breast cancer and who are less than one year from completion of prior adjuvant trastuzumab-based therapy. NERLYNX is a registered trademark of Puma Biotechnology, Inc.

Further information about Puma Biotechnology may be found at https://www.pumabiotechnology.com.

Contact:

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

info@pumabiotechnology.com

ir@pumabiotechnology.com

David Schull or Maggie Beller, Russo Partners, +1 212 845 4200

david.schull@russopartnersllc.com

Maggie.beller@russopartnersllc.com

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